EXHIBIT 10.2

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SETTLEMENT AND LICENSE AGREEMENT

THIS SETTLEMENT AND PATENT LICENSE AGREEMENT (the “Settlement and License Agreement”) is entered on April 3, 2006 (the “Effective Date”) by and among LML Patent Corp., a Delaware corporation having its principal place of business at Corporation Trust Centre, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware, 19801 (“LICENSOR”), and Electronic Clearing House, Inc., a Nevada corporation having its principal place of business at 730 Paseo Camarillo, Camarillo, California 93010 and its wholly-owned subsidiary Xpresschex, Inc., a New Mexico corporation having its principal place of business at 215 Central NW, Suite 3A, Albuquerque, New Mexico 87102 (collectively “ECHO” and/or the “LICENSEE”).

RECITALS

WHEREAS, LICENSOR owns rights in certain U.S. Patents related to making, using, offering for sale and selling Electronic Check Conversion systems and services in the Direct Consumer Field; and
WHEREAS, LICENSOR filed suit against LICENSEE in the United States District Court for the District of Delaware, Case No. CA-04-858, alleging infringement of certain LICENSOR patents by certain of LICENSEE’s products, systems and/or services (“Delaware Litigation”).
WHEREAS, LICENSOR desires to grant to LICENSEE, and LICENSEE desires to obtain from LICENSOR, a license for the right to use the invention of LICENSOR’s patents for use in connection with all the transactions in which LICENSEE is involved in the Direct Consumer Field; and the parties desire to settle the litigation between them.
NOW, THEREFORE, in consideration of the covenants contained in this Settlement and License Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	DEFINITIONS.

The following terms, when used in this Settlement and License Agreement with initial capital letters, shall have the respective meanings set forth in this Section 1.

1.1.
“Affiliate” means, with respect to any party to this Settlement and License Agreement, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Party, such as parents, subsidiaries and sister corporations.

1.2.	“Acquirer Processor” means the role of accepting transactions from a merchant prior to submission to Visa and then submitting them to Visa for qualification under the Visa POS Check program.

1.3.	“ACH” means the Automated Clearing House.

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1.4.	“ACH Processor” means a party which processes ACH files and/or items on behalf of one of the participants in the ACH system provided that the party did not perform the ECC function.

1.5.
“Capture Service Provider” means the service of capturing and storing the check data upon electronic submission to a data center and the transfer of files of captured data on a routine basis for ACH submission by another party.

1.6.	“Confidential Information” has the meaning set forth in Section 6.

1.7.	“Consumer” means any entity which either:

(a)	purchases or offers to purchase goods or services from a Merchant; or

(b)	settles all or part of a payment obligation other than the purchase of goods and services, including, without limitation, the payment of taxes, duties, fees and fines.

1.8.
“Direct Consumer Field” means the field of use in which a Consumer effects a transaction through the action of a natural person at the physical business premises of a Merchant and the use of ECC, also called point-of-purchase transaction. The NACHA standard entry class code for a Direct Consumer Field transaction is “POP.”

1.9.	“Effective Date” has the meaning set forth in the preamble.

1.10.	“ECC” is the acronym for “Electronic Check Conversion” and means the process or system by which a paper check is converted to an electronic transaction.

1.11.	“Final Judgment” is the decision of the District Court for the District of Delaware in Case No. CA-04-858.

1.12.
“Funds Transfer” means, with respect to any transaction, the transfer of funds from the banking account of the Consumer that is a party to such transaction to the banking account of the Merchant that is a party to such transaction and vice versa.

1.13.	“Gross Revenue” means the total revenue received by LICENSEE for serving as an Acquirer Processor and/or a Third Party Processor for any Visa ECC Transaction.

1.14.	“ISO” means Independent Sales Organization.

1.15.	“Licensed Activity” means making, using, offering for sale or selling one or more steps of ECC in the Direct Consumer Field.

1.16.
“Licensed Patents” means any and all LICENSOR patents, including but not limited to U.S. Patent Nos. 6,354,491; 6,283,366; 6,164,528; and 5,484,988, to the extent necessary to perform ECC in the Direct Consumer Field. Such patents include any such patents currently owned or controlled by LICENSOR and any such patents later acquired by, granted to or controlled by LICENSOR.

1.17.	“License Term” means the time period beginning on the Effective Date and ending on January 16, 2013.

1.18.
“LICENSOR” means LML Patent Corp. and any entity controlled by LICENSOR. For purposes of this Settlement and License Agreement, “control” of an entity means the ability, directly or indirectly, to direct and manage the activities of such entity.

1.19.	“Merchant” means any entity which offers ECC services to Consumers in connection with the purchase of goods or services or uses ECC to effectuate a Funds Transfer.

1.20.	“Merchant Account Information” means the electronic form of information relating to the bank and banking account of a Merchant.

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1.21.	“Non-Visa ECC Transaction” means any ECC transaction in the Direct Consumer Field that is not a Visa ECC Transaction.

1.22.
“Participating Transaction” means those check transactions that are processed in the Visa POS Check program that go directly from Visa to the bank where the check writer’s checking account resides and, where upon verification of funds, clearance of the check occurs from the check writer’s bank through the Visa network rather than through the ACH, independent of LICENSEE.

1.23.	“Parties” means LICENSOR and LICENSEE, collectively.

1.24.	“Party” means each of LICENSOR and LICENSEE, individually.

1.25.	“Person” means an individual, corporation, partnership, joint venture, trust, unincorporated organization or similar organization or any other legal entity.

1.26.	“Territory” means the United States of America, its territories and possessions, including, without limitation, the District of Columbia and the Commonwealth of Puerto Rico;

1.27.
“Third Party Processor” means the entity that clears ECC transactions under the VISA POS Check service through the ACH in those cases where the check transactions first went to Visa for clearance through the Visa Network but could not be cleared by through the Visa network.

1.28.	“Visa ECC Transaction” means any ECC transaction processed through the Visa network (a.k.a. the Visa Net).

1.29.
“Visa POS Check Guarantee” means a transaction that has been processed through the Visa POS Check program and the merchant or bank have requested that LICENSEE guarantee the transaction in addition to performing the ECC function.

2.	SETTLEMENT OF THE LITIGATION.

2.1.
Stipulated Dismissal. Within three (3) business days of the receipt of the release fee payment specified in Section 5.1, the parties shall file with the Court a Stipulated Dismissal with prejudice substantially in the form attached hereto as Exhibit 1 and LICENSOR shall send a letter to the Special Discovery Master substantially in the form attached hereto as Exhibit 2. In addition. LICENSEE need not produce the documents that are the subject of Special Discovery Master Order No. 5 and LICENSEE’s objections thereto (DI 362).

2.2.
No Award of Fees or Costs. Each party shall bear responsibility for its own costs and fees associated with the litigation and no request, motion, petition or otherwise for such fees and/or costs shall be made to the Court.

2.3.	No Admissions of Liability. By entering into this Settlement and License Agreement, LICENSEE is not making any admissions of liability.

2.4.
No Attempt To Invalidate. LICENSEE agrees that, in absence of a subpoena or court order requiring its participation or support, it shall not take any action, participate in or support any suit, claim, action, litigation, administrative proceedings, or proceeding of any nature brought by or against LICENSOR that concerns or challenges the validity or enforceability of the Licensed Patents, unless such suit, claim, action, litigation or proceedings to enforce one or more of the Licensed Patents is brought by LICENSOR or its successors, assigns, Affiliates, or licensees against LICENSEE, or places LICENSEE in a reasonable apprehension of being sued on one or more of the Licensed Patents.

2.5.
Retention of Jurisdiction to Enforce This Agreement. Except as provided under Section 9.2, the United States District Court for the District of Delaware shall retain jurisdiction for purposes of enforcing the terms of this Settlement and License Agreement.

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3.	LICENSE OF RIGHTS.

3.1.
License Grant. LICENSOR hereby grants to LICENSEE, and LICENSEE hereby accepts from LICENSOR, a personal, non-exclusive, license under the Licensed Patents to perform the Licensed Activity in the Territory during the License Term.

3.2.	No Transfer Of License Grant. Except as expressly provided for in Section 10.2, the license granted hereunder is not assignable or transferable.

3.3.
No Implied License. Except as expressly provided herein, nothing in this Settlement and License Agreement is intended to grant any rights or license, express or implied, to either Party in or to any intellectual property owned, licensed or controlled by the other Party.

3.4.
No License To Other Fields Of Use. Nothing in this Settlement and License Agreement is intended to grant, nor should anything in this Settlement and License Agreement be construed to grant, any rights or license, express or implied, to perform ECC in any field of use other than the Direct Consumer Field.

3.5.
Covenant Not to Sue. Subject to and except as set forth in Section 5.3, LICENSOR covenants not to sue Persons, including VISA, banks, ISO’s, processors or merchants, using LICENSEE’S ECC Direct Consumer Field products, services or systems based on an allegation that the use of LICENSEE’S ECC Direct Consumer Field products, services or systems infringes whether by inducing infringement, contributorily infringing or directly, one or more of the Licensed Patents. All Visa ECC Direct Consumer Field transactions processed by merchants, banks, processors or ISO’s, provided that such merchants, banks, processors or ISO’s had designated LICENSEE as their third-party processor, as defined in Exhibit 4, including without limitation Participating Transactions, as identified in Exhibit 4 as transaction 9, are covered by this covenant. Within thirty (30) days of the Effective Date, LICENSEE shall provide to LICENSOR a list containing the names and addresses of all such banks, ISO’s processors and merchants, and shall update this list once per quarter at the time the report of Section 5.4 is sent to LICENSOR. Nothing herein, however, shall preclude or is intended to preclude LICENSOR from asserting, in litigation or otherwise, the Licensed Patents against such Persons based on the use by such Persons of ECC products, services or systems that are not connected to or reliant upon the LICENSEE as an Acquirer Processor and/or Third Party Processor for a portion of their transaction activity. Moreover, nothing herein shall preclude or is intended to preclude LICENSOR from asserting, in litigation or otherwise, the Licensed Patents against such Persons if LICENSEE is not abiding by the defined royalty arrangements as set forth in Section 5.3 for ECC transactions performed in whole or in part by such Persons.

4.	RELEASE.

4.1.
LICENSOR, for itself and its successors, assigns, Affiliates, and licensees, hereby releases and forever discharges LICENSEE and any parents, subsidiaries, Affiliates, directors, officers, employees, agents, shareholders and customers from any and all causes of action (including all demands, damages of any type or kind, debts, liabilities, accounts, costs, expenses, liens, obligations, injunctive relief, fees, actions, causes of action (at law, in equity, under federal or state law, in any kind of forum), suits, promises, rights, rights to subrogation, rights to contribution, and remedies of any nature whatsoever) in law or at equity related to the Licensed Patents, whether known or unknown, which may have arisen prior to the Effective Date.

4.2.
LICENSEE, for itself and its successors, assigns, Affiliates, and licensees, hereby releases and forever discharges LICENSOR and any parents, subsidiaries, Affiliates, directors, officers, employees, agents and shareholders from any and all causes of action (including all demands, damages of any type or kind, debts, liabilities, accounts, costs, expenses, liens, obligations, injunctive relief, fees, actions, causes of action (at law, in equity, under federal or state law, in any kind of forum), suits, promises, rights, rights to subrogation, rights to contribution, and remedies of any nature whatsoever) in law or at equity related to the Licensed Patents, whether known or unknown, which may have arisen prior to the Effective Date.

5.	PAYMENTS.

5.1.	Release Fee Payment.

As consideration for LICENSOR entering into the release set forth in Section 4.1, LICENSEE agrees to pay LICENSOR Four Hundred Thousand ($400,000.00) U.S. Dollars by wire transfer to the following account on the Effective Date:

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Beneficiary:	LML Patent Corp.
Beneficiary Address:	1330 Riverbend Drive, Suite 600 Dallas, Texas 75247
Bank Name:	*
Bank Address:	*
Bank Account #:	*
Bank Routing #:	*

The Release Fee Payment is not refundable. Said payment recognizes part of the ECC transaction volume of the LICENSEE has been generated from other parties and the payment by LICENSEE will therefore inure to the benefit of those same parties whose transactions LICENSEE has processed as ECC transactions over the years such that those parties will not be required to also make any royalty payment, except as set forth in Section 5.3, on such past transactions.

5.2.	Standstill Fee Payment.

As consideration for LICENSOR entering in the Standstill agreement set forth in Section 10.15 herein, LICENSEE agrees to pay LICENSOR Two Hundred Thousand ($200,000.00) U.S. Dollars by wire transfer to the above account on the Effective Date. This paragraph shall not supercede any provision set forth in Section 10.15 herein.

5.3.	Direct Consumer Field Running Royalties.

(a)
* performed by LICENSEE. As further consideration for entering into this Settlement and License Agreement, on transactions processed on or after April 1, 2006, LICENSEE agrees to pay running royalties to LICENSOR *.

(b)	* Coordinated by Third Party. For * coordinated by a third party wherein LICENSEE performs a portion of the ECC activity, * LICENSEE will be required to do the following:

(1)
LICENSEE will advise the party coordinating the ECC activity, in writing with a copy to LICENSOR, that they can qualify the transactions under this Settlement and License Agreement for a payment of *. Should either the party or LICENSEE pay the * to LICENSOR, LICENSOR shall have no further rights against LICENSEE or the third party with regard to the transactions in question.

(2)
Should LICENSEE advise the party of the opportunity to qualify the transaction by making such royalty payment and they refuse to do so, for any reason, and should LICENSEE decide not to pay the royalty itself, LICENSOR will leave LICENSEE alone and pursue only the third party coordinating the ECC transaction. LICENSEE’s activities and revenues for services provided as solely a Capture Service Provider or an ACH Processor, whatever they may be, will not qualify LICENSEE to make * to LICENSOR under any circumstance and LICENSOR agrees to leave LICENSEE alone if written notice to the party, with a copy to LICENSOR, was given by LICENSEE of the opportunity to qualify the transactions.

(c)
 Non-Qualified Transactions for Royalty Payment under this Agreement. LICENSOR agrees that LICENSEE’s * , do not qualify as transactions for which a royalty should be paid to LICENSOR unless an ECC transaction is performed or conducted by LICENSEE in connection with LICENSEE’s *. LICENSEE will have no obligation or liability to LICENSOR for a third party that may use LICENSEE’s *, even if used as a first step in performing an ECC transaction (by someone other than LICENSEE) and LICENSOR specifically agrees to leave LICENSEE alone in such situations. LICENSEE will have no obligation or liability to LICENSOR for a third party that performs an ECC transaction and subsequently asks LICENSEE to *  the transaction other than to provide to LICENSOR in writing the name of the third party performing ECC transactions. Should LICENSEE have performed the ECC function on a transaction *, then LICENSEE’s only obligation to LICENSOR will be the single payment as set forth in 5.3.(a) for a *. Should LICENSEE * a Visa POS Check transaction, its only obligation to LICENSOR will be the payment of * LICENSEE receives for being the Acquiring Processor and/or Third Party Processor, depending on whatever role LICENSEE plays with the specific Visa POS Check * transaction.

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(d)
Rate for *. As further consideration for entering into this Settlement and License Agreement, on transactions processed on or after April 1, 2006, LICENSEE agrees to pay running royalties to LICENSOR*.

(e)
No Royalty Payment for *. No royalty will be due LICENSOR on * from LICENSEE or any other party, including Visa, banks, merchants, ISO’s, processors or such other parties that may assist in processing such transactions, that are processed by Visa for those merchants and/or banks who use LICENSEE as either their Acquirer Processor and/or Third Party Processor provided that LICENSEE has not received any fees or revenue from VISA for such transactions. Should LICENSEE receive any Acquirer Processor and/or Third Party Processor fees in association with processing a *, such fee will be counted toward the royalty obligation LICENSEE has to LICENSOR as defined in Section 5.3.(d).

(f)
Particular Merchant Rate. Once a running royalty rate has been established for a particular merchant (i.e. 5.3(d)), the running royalty rate for that merchant will be calculated, during the License Term, in that manner even if the use of the Visa network is discontinued, provided however, that if the Visa network is discontinued, LICENSEE’S pricing to such Merchant shall not increase by * above the rate that the Visa bank or Visa charged to that Merchant prior to the discontinuation of the Visa network. If LICENSEE’S pricing to such Merchant does increase by *, the transactions for that merchant will be considered Non-Visa ECC Transactions and the running royalty rate set forth in Section 5.3(a) will apply.

5.4.	Running Royalty Payments, Timing and Reports.

(a)	Payments. Running royalty payments are to be deposited via the ACH to the same LICENSOR bank account identified in Section 5.1. Running royalty payments are not refundable.

(b)
Timing. All running royalties payable pursuant to Sections 5 are to be paid to LICENSOR by LICENSEE within fifteen (15) days of the end of each calendar quarter during the License Term. LICENSEE shall keep full and true books of account and other records in sufficient detail so that the royalties due and payable to LICENSOR hereunder may be properly ascertained. When any royalty payment is due, LICENSEE shall report to LICENSOR the number of non-Visa ECC transactions and Gross Revenue from Visa ECC Transactions originated in the Direct Consumer Field for the period for which the royalty payment is due. LICENSOR shall have the right, at its expense, to have an independent professional accountant audit LICENSEE’s books and records solely for the purpose of determining the accuracy of any royalty payments due and payable hereunder; provided that LICENSOR provides LICENSEE with reasonable prior notice, and such audit is conducted during normal business hours. Such audits may be conducted no more than once per calendar year. Any information obtained as a result of such audits shall be maintained by the independent professional accountant in confidence, and only disclosed to LICENSOR to the extent necessary to collect any underpayment by LICENSEE under this Settlement and License Agreement. If the audit shows an underpayment of more than seven percent (7%), LICENSEE shall reimburse for the full cost of the audit.

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(c)
Interest on Overdue Royalties. LICENSEE covenants and agrees to pay to LICENSOR interest upon any of the royalties payable under Sections 5 that are in arrears at the lower of the rate of 9 percent (9%) per annum and the maximum rate allowed by applicable law which interest shall be payable by LICENSEE at the same time as payment of any part of the principal amount in respect of which it is owed.

5.5.
Direct Consumer Field Most Favored Running Royalty Rates. If, at any time during the term of this Settlement and License Agreement, LICENSOR grants a license to the Licensed Patents in the Direct Consumer Field to any third party, other than an Affiliate of LICENSOR, * running royalty rate lower than that specified in Section 5.3(a), or at a percentage of Gross Revenue from * royalty rate lower than that specified in Section 5.3(d), regardless of any transaction volume levels that might be involved in the third party agreement to qualify for said running royalty rate, LICENSEE shall be immediately advised and shall be entitled to receive such reduced running royalty rate with respect to the Licensed Activity, effective as of the date that the reduced running royalty rate is provided to such third party and shall not be subject to any transaction volume qualifying level in order to receive the lower running royalty rate. Upon good cause shown, and provided that LICENSOR does not acknowledge that it has granted a reduced running royalty rate with respect to the Licensed Activity, LICENSEE shall have the right, at its expense, to have an independent professional accountant audit, no more than once per year, LICENSOR’s running royalty rates and, if it is found that a lower running royalty rate has been offered to others and not immediately offered to LICENSEE according to this section, LICENSOR agrees to pay all audit expenses and to return all running royalties paid over those that would have been paid at the lower running royalty rate plus an interest rate of 9% per annum on such funds. Any information obtained as a result of such audits shall be maintained by the independent professional accountant in confidence, and only disclosed to LICENSEE to the extent necessary to inform LICENSEE of any overpayment by LICENSEE under this Settlement and License Agreement.

6.	CONFIDENTIALITY.

6.1.
The terms and conditions of this Settlement and License Agreement shall constitute confidential information of each Party (“Confidential Information”). No Party shall disclose any Confidential Information to any third Person without the prior written consent of the other Party, except that a Party may disclose Confidential Information as required by SEC rules and/or regulations and may also disclose Confidential Information in response to a discovery request, subpoena or court order to produce such Confidential Information, or as otherwise required by law.

6.2.
Notwithstanding the provisions of Section 6.1, LICENSOR may release publicly the statement in substantially the same form as attached hereto as Exhibit 3 and LICENSEE may release publicly the statement in substantially the same form as attached hereto as Exhibit 5.

6.3.
In reference to the identity of ISO’s, processors, merchants, banks and such other information that is shared by LICENSEE under Section 3.5 of this Settlement and License Agreement with LICENSOR, LICENSOR agrees such data will be considered Confidential Information and LICENSOR agrees to limit access thereto to only those with a need to know. LICENSOR specifically agrees that such information will never be used by LICENSOR in any manner other than to honor the spirit and terms as set forth in Section 3.5 of this Settlement and License Agreement and, under no circumstances shall the information be used for marketing, promotional or any similar activity by LICENSOR or its Affiliates.

7.
REPRESENTATIONS AND WARRANTIES. The express representations and warranties contained in this Section 7 of this Settlement and License Agreement are the only representations and warranties made by either Party. No other representations or warranties shall be implied in law or in fact.

7.1.	LICENSOR. LICENSOR represents and warrants as follows.

(a)
LICENSOR is a corporation organized and validly existing under the laws of the state of its incorporation and has all requisite corporate power and authority to enter into and legally perform its obligations under this Settlement and License Agreement. When executed and delivered, this Settlement and License Agreement shall constitute a valid and binding obligation of LICENSOR, legally enforceable against it in accordance with its terms.

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(b)
LICENSOR represents that it has the right, authority and capacity to enter into this Settlement and License Agreement and grant the rights set forth in Section 3. LICENSOR further represents that no person other than LICENSOR has the right to enforce any of the rights in the Licensed Patents that are the subject of this Settlement and License Agreement.

(c)	LICENSOR represents that it has not entered into any agreement in conflict with this Settlement and License Agreement or which would interfere with or diminish the rights granted hereunder.

7.2.	LICENSEE. LICENSEE represents and warrants as follows.

(a)
LICENSEE is a corporation organized and validly existing under the laws of the state of its incorporation and has all requisite corporate power and authority to enter into and legally perform its obligations under this Settlement and License Agreement. When executed and delivered, this Settlement and License Agreement shall constitute a valid and binding obligation of LICENSEE, legally enforceable against it in accordance with its terms.

(b)
LICENSEE represents that it has the right, authority and capacity to enter into this Settlement and License Agreement and to accept the rights set forth in Section 3, and undertake the payment and royalty obligations set forth in Section 5.

(c)	LICENSEE represents that it has not entered into any agreement in conflict with this Settlement and License Agreement or which would interfere with or diminish the rights granted hereunder.

8.
INVESTIGATION AND ENFORCEMENT. LICENSOR covenants and agrees that if LICENSEE notifies it in writing of any third party who appears to be conducting the Licensed Activity without a license from LICENSOR (such notice shall include a detailed explanation supported by documents if available) as to why LICENSEE believes that the third party appears to be conducting the Licensed Activity, LICENSOR will investigate the same in good faith and will take reasonable efforts to initiate license discussions with or enforce its patent rights against such third party.

9.	TERMINATION AND SURVIVAL.

9.1.	Termination. Except as specifically set forth in Sections 9.2 through 9.5 herein, the license grants and covenants in Section 3 and the royalty provisions in Section 5 are non-terminable.

9.2.
Failure to Pay Royalties. In the event that LICENSEE fails to meet its obligations under Section 5, LICENSOR may not file a patent infringement suit and is limited to only filing a breach of contract action seeking to collect the unpaid royalties. However, prior to filing any such action, LICENSOR must provide written notice to LICENSEE, followed by a thirty (30) day period during which LICENSEE may cure any breaches, and if such breaches are not cured during that thirty (30) day period, there shall be another thirty (30) day period during which the parties shall negotiate in good faith to resolve their dispute. Any action for breach of this Settlement and License Agreement will be submitted to the American Arbitration Association and the decision of a single arbitrator shall be deemed binding on both Parties. In any such action, the parties agree that time is of the essence and agree that the discovery period shall not be longer than 60 days. The parties also agree to jointly ask the arbitrator to issue his/her decision within 150 days from initiation of the action. If the arbitrator decides to hold a hearing/trial in any such action, such hearing/trial shall be held in Dallas, Texas or Phoenix, Arizona. The arbitrator shall have experience with patent license disputes.

9.3.
Finding of Invalidity or Unenforceability. If the claims of the ‘988 Patent that are asserted in the Delaware Litigation are declared invalid or unenforceable in a final judgment rendered by any U.S. District Court or binding decision of an administrative body, the obligation of LICENSEE to pay a running royalty with respect to ECC transactions conducted in the Direct Consumer Field, on or after the date of said final judgment shall terminate. However, if the finding of invalidity or unenforceability is overturned on appeal for any of the asserted claims of the ‘988 Patent, the running royalty provisions of Section 5.3 will be reinstated and LICENSEE will pay LICENSOR on the next subsequent Royalty Payment Date the royalties due for ECC transactions conducted after the date of the final judgment.

9.4.
Finding of Non-Infringement. If Telecheck or Nova are found in a Final Judgment not to infringe the claims of the ‘988 Patent that are asserted in the Delaware Litigation, the obligation of LICENSEE to pay a running royalty with respect to ECC transactions conducted in the Direct Consumer Field, on or after the date of the Final Judgment shall terminate. However, if the finding of non-infringement is overturned on appeal, and a Final Judgment is then entered against Telecheck or Nova in favor of LICENSOR, for any of the asserted claims of the ‘988 Patent the running royalty provisions of Section 5 will be reinstated and LICENSEE will pay LICENSOR on the next subsequent Royalty Payment Date the royalties due for ECC transactions in the Direct Consumer Field conducted after the date of the Final Judgment. If the Delaware Litigation is decided in LML’s favor and either TeleCheck or Nova file an appeal, LICENSEE will continue all royalty payments hereunder to LICENSOR pending such appeal. If such appeal results in a finding that TeleCheck or Nova do not to infringe the claims of the ‘988 patent, the obligation of LICENSEE to pay a running royalty with respect to ECC transactions conducted in the Direct Consumer Field shall terminate.

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9.5.	Survival. The provisions of this Settlement and License Agreement shall survive except to the extent a provision is terminated in accordance with specific provisions contained herein.

10.	MISCELLANEOUS PROVISIONS.

10.1.
Amendment/Waiver. No modification, amendment, supplement to or waiver of any provision of this Settlement and License Agreement will be binding upon the Parties unless made in a writing signed by the Parties. A failure of any Party to exercise any right provided for herein shall not be deemed to be a waiver of any right hereunder.

10.2.
Assignment. This Settlement and License Agreement may not be assigned or transferred by a Party without the prior written consent of the other Party (not unreasonably withheld); provided, however, that either Party may assign its rights and obligations under this Settlement and License Agreement, in whole or in part to, any subsequent purchaser of such Party or any material portion of its assets (whether such sale is structured as a sale of stock, a sale of assets, a merger or otherwise), provided, further that (in the event that such subsequent purchaser conducted ECC transactions prior to the date of purchase) any such subsequent purchaser of LICENSEE is already a licensee under the Licensed Patents. If such subsequent purchaser of LICENSEE is not a licensee under the Licensed Patents but has conducted ECC transactions prior to the date of purchase for which royalties would be due to LICENSOR, this Settlement and License Agreement may still be assigned if, and only after, such subsequent purchaser enters into a release agreement with LICENSOR for any and all such transactions it conducted prior to the date of the release and pays LICENSOR a fee equal to what LICENSOR would have received if the transactions had been processed under LICENSEE’S running royalty fee structure as set forth in Section 5.3. If such subsequent purchaser of LICENSEE or any material portion of its assets is not a licensee under the Licensed Patents but has not conducted ECC transactions prior to the date of purchase for which royalties would be due to LICENSOR, this Settlement and License Agreement may be assigned to said subsequent purchaser by LICENSEE without further qualification. This Settlement and License Agreement shall be binding upon and inure to the benefit of the permitted assigns and successors of the Parties.

10.3.
Inclusion of Acquired Companies. In the event that LICENSEE acquires another company or business, or acquires products, services, technology, assets or business operations, the license and rights granted to LICENSEE under this Settlement and License Agreement may be extended to, and shall cover, such acquired company or business, if and only after, LICENSEE enters into a release agreement with LICENSOR for any and all ECC Direct Consumer Field transactions such company or business conducted prior to the date of the release and pays LICENSOR a fee equal to what LICENSOR would have received if the transactions had been processed under LICENSEE’S running royalty fee structure as set forth in Section 5.3.

10.4.
Entire Settlement and License Agreement. This Settlement and License Agreement sets forth the entire agreement between the Parties as it relates to the subject matter of this Settlement and License Agreement, and such documents replace and supersede any and all prior agreements, promises, proposals, representations, understandings and negotiations, written or not, between the Parties relating to the same.

10.5.
Expenses. Except as otherwise specifically provided in this Settlement and License Agreement, all costs and expenses incurred in connection with this Settlement and License Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses.

10.6.
Governing Law and Choice of Forum. Except as provided under Section 9.2, this Settlement and License Agreement shall be construed and interpreted in accordance with the laws of Delaware, without regard to conflict of law provisions. Except as provided under Section 9.2, any disputes arising hereunder shall be resolved in a Court of competent jurisdiction in Wilmington, Delaware.

*TEXT OMITTED AND FILED SEPARATELY. CONFIDENTIAL TREATMENT REQUESTED BY ELECTRONIC CLEARING HOUSE, INC. UNDER 17 C.F.R. SECTIONS 200.80(b)(4) 200.83 AND 240.24b-2

10.7.
Headings. The Section headings contained in this Settlement and License Agreement are for convenience of reference only and shall not serve to limit, expand or interpret the Sections to which they apply, and shall not be deemed to be a part of this Settlement and License Agreement.

10.8.
Interpretation; Construction. The Parties have participated jointly in the negotiation and drafting of this Settlement and License Agreement. In the event an ambiguity or question of intent or interpretation arises, this Settlement and License Agreement shall be construed as if jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provision of this Settlement and License Agreement. The word “including” shall mean “including without limitation.”

10.9.
Licensee’s Retained Rights. The Parties acknowledge and agree that the Licensed Patents are “intellectual property” as defined in Section 101(35A) of the United States Bankruptcy Code, as the same may be amended from time to time (the “Code”), which have been licensed hereunder in a contemporaneous exchange for value. The Parties further acknowledge and agree that if LICENSOR (i) becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due; (ii) applies for or consents to the appointment of a trustee, receiver or other custodian for it, or makes a general assignment for the benefit of its creditors; (iii) commences, or has commenced against it, any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceedings; or (iv) elects to reject, or a trustee on behalf of it elects to reject, this Settlement and License Agreement or any agreement supplementary hereto, pursuant to Section 365 of the Code (“365”), or if this Settlement and License Agreement or any agreement supplementary hereto is deemed to be rejected pursuant to 365 for any reason, this Settlement and License Agreement, and any agreement supplementary hereto, shall be governed by Section 365(n) of the Code (“365(n)”) and LICENSEE will retain and may elect to fully exercise its rights under this Settlement and License Agreement in accordance with 365(n).

10.10.
Notices. If a Party is required or permitted to give notice to the other Party under this Settlement and License Agreement, such notice shall be deemed given either (a) when transmitted by facsimile or (b) two business days after depositing the notice in the U.S. mail, first-class postage prepaid, at the address specified below, or at such other address or facsimile number as the Party may specify in writing in accordance with this Section.

10.11.
Scope of Agreement. Unless expressly provided to the contrary in this Settlement and License Agreement, this Settlement and License Agreement shall be binding upon and inure to the benefit of the parties, their successors in interest, their assigns and licensees, successors, assigns, and heirs.

To LICENSOR

Mr. Patrick H. Gaines
CEO and President
LML Patent Corp.
Suite 1680
1140 West Pender St.
Vancouver, BC V6E 4GI

with copy to:

Russell E. Levine, P.C.
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601

To ECHO

Mr. Joel M. Barry
Chairman of the Board and CEO
Electronic Clearing House, Inc.
730 Paseo Camarillo
Camarillo, California 93010

with copy to:

V. Joseph Stubbs
Stubbs Alderton & Markiles, LLP
15260 Ventura Boulevard
20th Floor
Sherman Oaks, California 91403

10.12.
Relationship of the Parties. This Settlement and License Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between LICENSOR and LICENSEE, and neither Party shall have any right to obligate or bind the other Party in any manner whatsoever, and nothing herein contained shall give or is intended to give any rights of any kind to any third persons, except as expressly provided herein.

*TEXT OMITTED AND FILED SEPARATELY. CONFIDENTIAL TREATMENT REQUESTED BY ELECTRONIC CLEARING HOUSE, INC. UNDER 17 C.F.R. SECTIONS 200.80(b)(4) 200.83 AND 240.24b-2

10.13.
Severability. If any provision of this Settlement and License Agreement is found or held to be invalid or unenforceable, the meaning of said provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation shall save such provision, it will be severed from the remainder of this Settlement and License Agreement, as appropriate. The remainder of this Settlement and License Agreement shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by either Party. If either Party deems the severed provisions to be material, then that Party may terminate this Settlement and License Agreement upon giving thirty (30) days prior written notice.

10.14.
Counterparts. This Settlement and License Agreement, which with exhibits included consists of 30 pages, may be executed in two or more counterparts, each of which shall be considered one and the same document.

10.15.
Standstill. The parties agree that neither party shall initiate any patent infringement suit, action, or administrative proceeding against the other in the United States or Canada prior to April 1, 2009, except for breach of this Settlement and License Agreement, and the parties further agree that any and all statute of limitations, claims for monetary damages and other defenses are tolled during this standstill period. Any such suit filed after April 1, 2009 shall be preceeded by a sixty (60) day notice to the other party prior to initiation of any suit, during which time the parties shall negotiate in good faith to informally resolve any disputes that may exist between them.

* * * * *

IN WITNESS WHEREOF, the Parties have caused this Settlement and License Agreement to be executed by their duly authorized officers as of the Effective Date.

LML PATENT CORP.

By:
Name:	Patrick H. Gaines
Title:	CEO and President
Dated:	March __, 2006

ELECTRONIC CLEARING HOUSE, INC.		XPRESSCHEX, INC.

By:		By:
Name:	Joel M. Barry	Name:
Title:	Chairman of the Board and CEO	Title:
Dated:	March __, 2006	Dated:	March __, 2006

EXHIBIT 1

IN THE UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF DELAWARE

LML PATENT CORP., Plaintiff, v. TELECHECK SERVICES, INC., ELECTRONIC CLEARING HOUSE, INC., XPRESSCHEX, INC., and NOVA INFORMATION SYSTEMS, INC. Defendants.	) ) ) ) ) ) ) ) ) ) ) ) )	Civil Action No. 04-858 SLR Jury Trial Demanded

STIPULATED DISMISSAL PERTAINING
TO SOME BUT NOT ALL DEFENDANTS

WHEREAS, plaintiff, LML Patent Corp., and defendants Electronic Clearing House, Inc. and XpressChex, Inc., as indicated by the signature of counsel appearing below, have agreed to the dismissal of Electronic Clearing House, Inc. and XpressChex, Inc. from this action pursuant to Federal Rule of Civil Procedure 41 and subject to the terms of this Order and a confidential Settlement and License Agreement, dated March __, 2006,

NOW, THEREFORE, it is ordered as follows:

1.     The claims by LML Patent Corp. against Electronic Clearing House, Inc. and XpressChex, Inc. are hereby dismissed with prejudice with respect to Electronic Clearing House, Inc. and XpressChex, Inc.

2.     Each party shall bear its own costs and attorneys fees attributable to the prosecution and defense of the claims against Electronic Clearing House, Inc. and XpressChex, Inc.

3.     As a result of this stipulated dismissal, the following motions are rendered moot:

•	LML’S MOTION FOR SUMMARY JUDGMENT NO. 2: FOR A RULING THAT ECHO INFRINGES CLAIMS 1, 2, 4, 5, 6, 9, 10, 11 AND 16 OF THE ‘988 PATENT (Dkt. No. 315)

•	ECHO AND XPRESSCHEX’S MOTION FOR SUMMARY JUDGMENT OF NON-INFRINGEMENT (Dkt. No. 347)

STIPULATED AND AGREED

/s/ Richard K. Herrmann	/s/ Francis DiGiovanni
Richard K. Herrmann #405
MORRIS JAMES HITCHENS & WILLIAMS
222 Delaware Avenue, 10th Floor
Wilmington, Delaware 19801
(302) 888-6800
rherrmann@morrisjames.com

Russell E. Levine, P.C.
Jamie H. McDole
KIRKLAND & ELLIS LLP
200 East Randolph Drive
Chicago, Illinois 60601
312.861.2000

Counsel for Plaintiff
LML Patent Corp.

Francis DiGiovanni (I.D. No. 3189)
CONNOLLY BOVE LODGE & HUTZ LLP
The Nemours Building
1007 N. Orange Street
Wilmington, Delaware 19801
302.658.9141
fdigiovanni@cblh.com

Mark B. Mizrahi
BELASCO JACOBS & TOWNSLEY, LLP
Howard Hughes Center
6100 Center Drive, Suite 630
Los Angeles, CA 90045
310.743.1188

Counsel for Defendants
Electronic Clearing House, Inc.
and Xpresschex, Inc.

SO ORDERED this ______ day of ______________________, 2006.

Judge Sue L. Robinson

CERTIFICATE OF SERVICE
I hereby certify that on the __ day of _______, 2006, I electronically filed the foregoing document, STIPULATED DISMISSAL, with the Clerk of the Court using CM/ECF which will send notification of such filing to the following:

Francis DiGiovanni, Esq. (I.D. No. 3189)
CONNOLLY BOVE LODGE & HUTZ
The Nemours Building
1007 N. Orange Street
Wilmington, Delaware 19801

Mark B. Mizrahi, Esq.
BELASCO JACOBS & TOWNSLEY
Howard Hughes Center
6100 Center Drive, Suite 630
Los Angeles, CA 90045

Richard D. Kirk, Esq. (I.D. No. 922)
THE BAYARD FIRM
222 Delaware Avenue, Suite 900
Wilmington, DE 19801

Mark Scarsi, Esq.
Vision Winter, Esq.
O'Melveny & Myers LLP
400 South Hope Street
Los Angeles, CA 90071

William Marsden, Esq.
Timothy Devlin, Esq.
Fish & Richardson
919 N. Market Street, Suite 1100
Wilmington, DE 19801

/s/ Richard K. Herrmann
Richard K. Herrmann (I.D. No. 405)
Mary B. Matterer (I.D. No. 2696)
MORRIS, JAMES, HITCHENS & WILLIAMS
222 Delaware Avenue, 10th Floor
Wilmington, Delaware 19801
302.888.6800
rherrmann@morrisjames.com
mmatterer@morrisjames.com

Counsel for Plaintiff LML Patent Corp.

EXHIBIT 2

___________, 2006

VIA FACSIMILE

The Honorable Louis C. Bechtle Conrad, O'Brien, Gellman & Rohn PC 1515 Market Street, 16th Floor Philadelphia, PA 19102-1916
Re:	LML Patent Corp. v. TeleCheck, et al,
D. Del., Civil Action No. 04-858 SLR

Dear Judge Bechtle:

This letter is to inform your Honor of a significant development in the above captioned case. On March __, 2006, plaintiff LML Patent Corp. and defendants Electronic Clearing House, Inc. and XpressChex, Inc. (collectively “ECHO”) settled LML’s claims against ECHO. As a result of this settlement, LML and ECHO signed and filed a stipulated dismissal of ECHO pursuant to Federal Rule of Civil Procedure 41, attached hereto.
The dismissal of ECHO from this case renders moot LML’s November 10, 2005 application for fees relating to its motion to compel the production of documents from ECHO. If you have any questions, please feel free to call me.

Very truly yours,
Richard K. Herrmann

RKH/djp

cc:	All counsel via email

EXHIBIT 3

Statement for Public Release Pursuant to Section 6.2

Electronic Clearing House, Inc. and its wholly-owned subsidiary
Xpresschex, Inc. Enter Into Patent License With LML

VANCOUVER, BC, April 3, 2006 - LML Patent Corp. (“LML”), a wholly-owned subsidiary of LML Payment Systems Inc. (the “Corporation”) (Nasdaq: LMLP) announced today that Electronic Clearing House, Inc. and its wholly-owned subsidiary Xpresschex, Inc. (collectively “ECHO”) have settled litigation, and entered into a patent license agreement, with LML. The Settlement and License Agreement provides ECHO with a license to LML’s patents for electronic check conversion in the Direct Consumer Field (NACHA standard entry class code “POP”), including LML’s U.S. Patent Nos. 5,484,988; 6,164,528 and 6,283,366. Terms of the Settlement and License Agreement are confidential.

“We are extremely pleased to have settled our litigation with ECHO and we welcome them as another of our valued licensees,” said Patrick H. Gaines, chief executive officer and president of LML Patent Corp. and LML Payment Systems Inc. “Revenue attributed to the settlement is expected to be recorded this quarter and revenue from running royalties is expected to be recorded in the period in which they are earned,” he added. Mr. Gaines also said “Our litigation against Telecheck and Nova will continue until they too acknowledge the value of our patented technology.”

LML was represented in the license negotiations and in the litigation by Russell E. Levine of the law firm Kirkland & Ellis LLP.“As a result of the settlement of the litigation against ECHO, LML’s pending motion asking the court to rule as a matter of law that ECHO infringes LML’s ‘988 patent will be dismissed as moot,” said Mr. Levine. “Oral argument on that and other motions was held on December 19, 2005 and a decision from the court was expected prior to the scheduled trial date in April 2006,” Mr. Levine added. “LML’s similar motions related to the other defendants, Telecheck Services, Inc. and Nova Information Systems, Inc. will remain pending as will other motions addressing issues not unique to ECHO,” he added.

About LML Payment Systems Inc. (www.lmlpayment.com)

The Corporation, through its subsidiary LML Payment Systems Corp., is a financial payment processor providing check processing solutions including electronic check authorization, electronic check conversion (ECC) and primary and secondary check collection including electronic check re-presentment (RCK) to national, regional and local retailers. The Corporation also provides selective routing of debit, credit and EBT transactions to third party processors and banks for authorization and settlement. The Corporation’s intellectual property estate, owned by subsidiary LML Patent Corp., includes U.S. Patent No. 6,354,491, No. 6,283,366, No. 6,164,528, and No. 5,484,988 all of which relate to electronic check processing methods and systems.

About Kirkland & Ellis LLP (www.kirkland.com)

Kirkland & Ellis LLP is a 1,000-attorney law firm representing global clients in complex corporate and tax, workout, insolvency and bankruptcy, litigation, dispute resolution and arbitration, and intellectual property and technology matters. The Firm has offices in Chicago, London, Los Angeles, New York, Munich, San Francisco and Washington.

Statements contained in this news release which are not historical facts are forward-looking statements, subject to uncertainties and risks. For a discussion of the risks associated with the Corporation’s business, please see the documents filed by the Corporation with the SEC.

LML Payment Systems, Inc. Patrick H. Gaines President and CEO (604) 689-4440 Investor Relations (800) 888-2260	Kirkland & Ellis LLP Brian Pitts (312) 861-3115

EXHIBIT 4

Non-Visa transaction types:
#1)	An ECC transaction in the Direct Consumer Field where LICENSEE serves as the party that captures the check data and clears the transaction through the ACH.
#2)	An ECC transaction in the Direct Consumer Field where another party has captured the check data and is having LICENSEE settle the transaction through the ACH.
#3)	An ECC transaction in the Direct Consumer Field where LICENSEE captures the check data and transfers the capture file off to the third party (or designee) for ACH processing.
#4)	A point of purchase check transaction that is processed through LICENSEE’s verification database, whether as a prelude to being converted by another party or not.
#5)
A point of purchase guarantee transaction wherein LICENSEE provides a check guarantee service and in so doing, uses or accepts an electronic file from itself or any party, whether the check data was captured through ECC or not.

Visa transaction types:
#6)	LICENSEE operates as the Third Party Processor.
#7)	LICENSEE operates as an Acquirer Processor.
#8)	LICENSEE sells the Visa ECC Transaction service directly to a merchant and thereby processes Direct Consumer Field transactions both as the Acquirer Processor and the Third Party Processor.
#9)
Participating Transactions are Direct Consumer Field transactions that do not get directed to LICENSEE as the Third Party Processor but are settled directly between the merchant, Visa and the check writer banks.

EXHIBIT 5

FOR IMMEDIATE RELEASE

Electronic Clearing House (ECHO) Settles Patent Litigation

Camarillo, Calif., April 3, 2006 - Electronic Clearing House, Inc. (NASDAQ: ECHO), a leading provider of electronic payment and transaction processing services, announced today that it and its wholly owned subsidiary, XpressCheX, Inc., have reached an agreement with LML Patent Corp. (“LML”), a wholly-owned subsidiary of LML Payment Systems Inc., to settle a litigation matter alleging infringement of certain LML patents.

Under the terms of the settlement, ECHO and XpressCheX entered into an agreement to license LML’s patents for electronic check conversion in the Direct Consumer Field (NACHA standard entry class code “POP”), including LML’s U.S. Patent Nos. 6,354,491; 5,484,988; 6,164,528 and 6,283,366.

Each of ECHO, XpressCheX and LML also agreed, for a period continuing through April 1, 2009, not to initiate any other patent infringement claims in the United States or Canada against each other.

Specific financial and other terms of the agreement were not disclosed.

“We are pleased to put the LML patent issue behind us.  Whenever possible, we believe it is preferable to resolve business uncertainties so, in this case, while we were confident in our own legal position, we felt reaching a settlement prior to a long and costly trial was the best option.  With this settled, we can now dedicate our time and resources toward an effective execution of our strategic sales and operational initiatives,” stated Joel Barry, Chairman and Chief Executive Officer of ECHO.

About Electronic Clearing House, Inc. (ECHO)
ECHO (www.echo-inc.com) provides a complete solution to the payment processing needs of merchants, banks and collection agencies. ECHO's services include debit and credit card processing, check guarantee, check verification, check conversion, check re-presentment, and check collection.

Contact:
Donna Rehman, Corporate Secretary
(800) 262-3246, ext. 8533
Electronic Clearing House, Inc.
Camarillo, CA
URL:http://www.echo-inc.com
E-MAIL:corp@echo-inc.com

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